EXHIBIT 1.01

Movado Group, Inc.
Conflict Minerals Report
For The Calendar Year Ended December 31, 2013

This report is presented by Movado Group, Inc. (together with all of its subsidiaries hereinafter referred to as the “Company” or “we”) for the calendar year ended December 31, 2013 to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to what are referred to as “conflict minerals” under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The term “conflict minerals” is defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tantalum, tin, tungsten and gold (often referred to collectively as “3TG”). The Rule imposes reporting obligations on all SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of those products. The Rule applies to all such registrants regardless of the geographic origin of their conflict minerals and whether or not such minerals funded armed conflict.

Under the Rule, every covered registrant must submit a Form SD and undertake an inquiry (a “reasonable country of origin inquiry” or “RCOI”) to determine whether there is any reason to believe that the conflict minerals used in its products may have originated from sources within the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or whether such minerals came from recycled and scrap sources. If, following the RCOI, a registrant has any reason to believe that any of the conflict minerals in its supply chain may have originated in the Covered Countries, or if a registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody. Each registrant must annually submit a conflict minerals report (“CMR”), to the SEC that includes a description of those due diligence measures and the CMR must be posted on the registrant’s website.

This CMR has not been subject to an independent private sector audit as allowed under the Rule, which provides a temporary accommodation for the first two calendar years following November 13, 2012.

1. Company Overview

The Company and its Products

The Company is a leader in the design, development, marketing and distribution of watch brands sold in almost every major category comprising the watch industry. Its portfolio of brands is currently, and for calendar year 2013 was, comprised of Coach® Watches, Concord®, Ebel®, ESQ® Movado, Scuderia Ferrari® Watches, HUGO BOSS® Watches, Juicy Couture® Watches, Lacoste® Watches, Movado®, and Tommy Hilfiger® Watches.  In addition, the Company also sources and sells Tommy Hilfiger jewelry to a limited extent, principally in Europe. We conducted an analysis of our products and determined that all of them contain tin and many contain gold. To a limited extent, some contain tungsten. None of our products contain tantalum. Tin is present in soldering paste, which is used in watch movements, and is also used in various component parts containing bronze, galvanic blue plating, black PVD plating and ionic plated silver. Certain of our watches contain parts made of gold and many use gold plated component parts, including primarily, cases and bracelets. Some of our watches use tungsten, which is present in tungsten carbide, principally, in hard metal cases and bracelets and in some black PVD plating.

Supply chain

The Company does not itself manufacture any of the products it sells, but instead utilizes a flexible manufacturing model that relies on independent component manufacturers and watch assemblers while maintaining control over the quality of its products through its supply chain organizations in Switzerland, China and Hong Kong. Movado (with the exception of Movado BOLD), Ebel and Concord watches are manufactured in Switzerland by independent third party assemblers. All Movado, ESQ Movado, Ebel and Concord watches are manufactured using Swiss movements. ESQ Movado and Movado BOLD watches are manufactured by independent contractors in Asia using Swiss movements. Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture, Scuderia Ferrari and Lacoste watches are manufactured by independent contractors in Asia.

A majority of the Swiss watch movements used in the manufacture of Movado, Ebel, Concord and ESQ Movado watches are purchased from two movement suppliers. The Company obtains other watch components for all of its brands, including movements, cases, hands, crystals, dials, bracelets and straps, and finished Tommy Hilfiger jewelry from a number of other suppliers. The Company purchases some of the gold used in certain  component parts in its watches directly from UBS in Switzerland and otherwise its suppliers obtain gold used in parts and for plating from their own suppliers.

With the exception of one watch assembler whose contract expires January 31, 2017, the Company generally does not have long-term supply commitments with any of its suppliers, including component parts suppliers, Tommy Hilfiger jewelry suppliers or watch assemblers. Contracts with our suppliers are generally automatically renewed on a year to year basis. Concurrent with each such renewal and as we enter into new contracts and contract amendments, we are adding a clause to require suppliers to provide information about the source of conflict minerals including the identity of smelters and refineries. However, because of the Company’s position as a downstream purchaser of finished products and component parts, we are several tiers removed from the smelters and the refineries where the 3TG is processed and consequently have little, if any, visibility beyond our direct suppliers to entities in the upstream supply chain.  Therefore we have communicated to all of our direct suppliers what our reporting obligations are in this area and the need for full and accurate information, with the goal of ultimately achieving complete transparency throughout our entire supply chain. We have also adopted and communicated to all of our suppliers in 2013 an updated Vendor Code of Conduct, including a supplementary Supply Chain Policy based on the Organisation for Economic Co-operation and Development (“OECD”) Model Supply Chain Policy for a Responsible Global Supply Chain and a supplementary Supply Chain Policy Regarding Gold.

2. Reasonable Country of Origin Inquiry

In conducting our RCOI, we contacted all of our direct suppliers from whom we obtain assembled watches, Tommy Hilfiger jewelry and any component parts containing any conflict minerals. We sent each of them a questionnaire (the “Questionnaire”) substantially conforming to the EICC/GeSI conflict minerals reporting template and received responses from approximately 95% of them, of whom approximately 87% completed the Questionnaire. We then assessed the reasonableness and reliability of the responses, including analyzing such responses for completeness and internal consistency. Where necessary, we sent follow-up requests for additional information and clarification to suppliers whose responses were incomplete or internally inconsistent. We also requested from all suppliers the identity of every smelter and gold refinery used to process the conflict minerals supplied by them, or confirmation that all such conflict minerals were from scrap or recycled material, and whenever necessary requested that they contact their upstream suppliers for this information. From this process, we obtained confirmation that 10 gold refineries included in the CFSI Conflict-Free Smelter Program list, the London Bullion Market Association (“LBMA”) Good Delivery Program and/or the Responsible Jewellery Council (“RJC”) Chain-of Custody

Certification were used by approximately 44% of our suppliers. In addition, UBS confirmed that all of the gold they supply is obtained from LBMA accredited refineries. However, some of our suppliers who sourced from one or more of the listed refineries also used, and other suppliers used, other refineries not on any of these three independently verified lists. Still other suppliers were unable to identify the smelter or refinery processing the 3TG contained in the components supplied by them. Accordingly, the information we have gathered is insufficient to support a determination that there is no reason to believe that any conflict minerals contained in our products may have originated in any of the Covered Countries. For that reason, we are required under the Rule to submit this CMR as an Exhibit to our Form SD. This CMR is also available on our website www.movadogroup.com.

3. Due Diligence Process

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

3.1 Management Systems

As discussed above, the Company has adopted a Supply Chain policy and a separate Supply Chain policy regarding gold as supplements to its Vendor Code of Conduct. The Vendor Code and the Supply Chain and Gold policies are posted on our website at www.movadogroup.com.

With the support of the Company’s senior management, we have established a cross-functional team charged with developing and implementing the Company’s conflict minerals program and overseeing compliance with its supply chain policies. That team is comprised of executive-level representatives and subject matter experts in the United States, Switzerland and Asia from various departments including Global Value Chain, Purchasing and Production, Operations, Quality Assurance, Internal Audit, Legal and Finance. Senior management is briefed about the results of our due diligence efforts on a regular basis.

As the Company is downstream in the global supply chain, we do not have a direct relationship with any 3TG smelters or refiners. Therefore the focus of our efforts has been to engage our direct suppliers in a process designed to bring transparency to our supply chain by obtaining information from them and having them and their suppliers obtain information from their respective upstream suppliers as to the facilities used to process the conflict minerals contained in our products. It is an ongoing process as we continue to both inform and educate our suppliers about our policies and aggregate and analyze the information we obtain. All such information is retained in electronic format on a password protected shared access drive on the Company’s computer network. Our ultimate goal is for all of our suppliers to be able to furnish us with complete, accurate and reliable information as to all of the upstream actors in our supply chain and we encourage them to participate in and to deal exclusively with other suppliers who participate in industry-wide audit and certification programs such as the Conflict Free Sourcing Initiative (“CFSI”), the LBMA or RJC’s programs and the ITRI Tin Supply Chain Initiative. Our controls in this endeavor include our Vendor Code of Conduct and our related supply chain policies as well as updated contract provisions as we amend and enter into new agreements with our suppliers.

With respect to the OECD requirement to strengthen engagement with our suppliers, in addition to the foregoing, our Swiss and Asia based supply chain personnel have identified responsible individuals at all of our key suppliers and continue to dialog with them concerning our informational needs and suggest ways for them to comply with our policies.

Due to the Company’s downstream position in the supply chain, we have limited information or visibility as to the smelters and refineries processing our conflict minerals or the mines where those minerals originate and, therefore, are not likely to have knowledge of conflict financing. However, the Company does have established grievance procedures whereby employees and suppliers can report suspected violations of our policies.

3.2 Identification and assessment of risk in the supply chain

The Company identifies and assesses risk in our supply chain by identifying the conflict minerals present in our products; identifying the suppliers of those products; and obtaining and assessing all relevant information that is reasonably available from those suppliers and their upstream suppliers as to the origin of such conflict minerals and the identity of the smelters and refineries processing them. This includes, where we have obtained the identity of a particular smelter or refinery, checking the name of such smelter or refinery against independently verified lists of smelters and refineries that have been certified as processing only conflict-free minerals, including, specifically the CFSI Conflict-Free Smelter Program list, the list of accredited refineries in the LBMA Good Delivery Program and those in the RJC Chain-of Custody Certification program.

3.3 Design and Implementation of a Strategy to Respond to Risks

In response to the Questionnaire and follow-up inquiries, we determined that 44% of our suppliers sourced gold used in our products from 10 gold refineries included in the CFSI Conflict-Free Smelter Program list, the LBMA Good Delivery Program and/or the RJC Chain-of Custody Certification program. In addition, as noted above, UBS confirmed that all of the gold they supply is obtained from LBMA accredited refineries. However some of our suppliers who sourced gold from one or more of the validated refineries also used, and other suppliers used, other refineries not on any of these three independently verified lists. Still other suppliers were unable to identify the smelter or refinery processing the 3TG contained in the components supplied by them. These findings have been reported to senior management.

We will continue to work closely with our suppliers to mitigate the risk that any minerals contained in our products may have directly or indirectly supported conflict by encouraging and, whenever possible, requiring them to source only from sub-suppliers who are able to and do certify that their conflict minerals are supplied by identified smelters and refineries that participate in an independent validation scheme or appropriate institutional mechanism.

3.4 Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with 3TG smelters or refiners and do not perform or direct audits of these entities within our supply chain. We do support such audits, however, by encouraging and, to the extent possible,  requiring our direct suppliers to source only from upstream suppliers who can certify that the conflict minerals they provide were processed by smelters and refineries which participate in an independent validation scheme or appropriate institutional mechanism.

3.5 Report on supply chain due diligence

As required by the Rule, the Company will file a public report annually on Form SD and, if required, a CMR.

4. Efforts to determine mine or location of origin

Considering the Company’s position as a downstream purchaser of fully assembled products and components, we have determined that requesting our suppliers to complete the Questionnaire and provide information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain. Nevertheless, due to lack of complete information, the Company is unable to determine and to describe all facilities used to process the 3TG used in the products that we contract to have manufactured or the mine or country of origin of such 3TG. Nor have we been able to determine whether such conflict minerals come from recycled or scrap sources.

5. Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that any of the conflict minerals used in our products could benefit armed groups in the Covered Countries:

(i) Include a clause in new or renewed supplier contracts requiring our suppliers to adhere to our policies and, to the extent possible, to source solely from certified conflict-free smelters and refineries.

(ii) Further engage with suppliers and direct them to training resources to improve the content of the supplier survey responses.

(iii) Engage our suppliers found to be sourcing from smelters or refineries that are not certified as conflict-free to use, as an alternative, certified conflict-free processing sources.

(iv) Work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.